UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2015

Rimrock Gold Corp.

(Exact Name of Registrant as Specified in Charter)

Nevada	333-149552	75-3266961
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3651 Lindell Rd., Suite D155, Las Vegas, NV 89103

Registrant’s telephone number, including area code: (800) 854-7970

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Agreement

On May 3, 2013, Rimrock Gold Corp. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) to acquire an exploration epithermal bonanaza gold-silver property in Nevada, known as the Silver Cloud Property. Pursuant to the Purchase Agreement, the Company acquired from Geologix a one hundred percent (100%) interest in and to: (i) the Mining Claims that compress 552 unpatented mining claims totaling 11,210 acres, and (ii) the Pescio Lease dated June 1, 1999 between Teck Resources Inc., and Carl Pescio and Janet Pescio, which requires that the Company pays $50,000 to the Pescio family annually. The lease term was to June 30, 2023 with an option to extend the lease term for three subsequent ten years terms.

The Company was unable to pay the BML fees payable to the State of Nevada due on August 31, 2015, and were therefore required to relinquish the interest in the Silver Cloud Property to the Pescio family.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On August 31, 2015, Richard Redfern resigned as a Director of the Company. Mr. Redfern did not resign as the result of any disagreement with the Company on any matter relating to its operation, policies (including accounting or financial policies), or practices.

A copy of the resignation letter is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 17, 2015, filed a Certificate of Amendment (the “Certificate”) with the Secretary of State of the State of Nevada to effect a reverse stock split of its authorized and outstanding shares of common stock at a ratio of 1 for 1,000 (the “Stock Split”). The Stock Split was previously approved by the board of directors of the Company. A copy of the Certificate is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

The Stock Split will become effective upon receipt of the necessary documentation regarding the Stock Split and approval by the Financial Industry Regulatory Authority ("FINRA"). Upon the effectiveness of the Stock Split, the Company’s issued and outstanding shares of common stock will decrease from approximately 1.99 billion shares to approximately 1.99 million shares of common stock, par value of $0.001 per share. Fractional shares resulting from the Stock Split will be rounded up to the next whole number. The exercise price of the Company’s outstanding options and warrants and the conversion price of the Company’s outstanding convertible securities will be adjusted accordingly.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits
3.1	Certificate of Amendment of the Articles of Incorporation of the Company, filed September 17, 2015
99.1	Resignation Letter issued by Richard Redfern on August 31, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Rimrock Gold Corp.

Date: September 22, 2015	By:	/s/ Jordan Starkman
Jordan Starkman
President and Chief Executive Officer